                                                                   EXHIBIT 10.32



                        SEPARATION AND RELEASE AGREEMENT


                                 October 4, 2005


Michael W. Amaral
14391 Club Circle Drive
Alpharetta, GA  30004

         RE:      YOUR SEPARATION FROM LODGIAN, INC.

Dear Mr. Amaral:

This letter will confirm that your employment with Lodgian, Inc. (the "Company")1 will terminate effective September 27, 2005 (the "Separation Date"). This separation and release agreement (the "Separation Agreement") sets forth the terms under which your employment with the Company is ending. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you ("You" or "Your") and the Company (collectively, the "Parties") agree:

A.       SEPARATION TERMS

1. Separation Benefits. Provided that You satisfy the conditions of this Separation Agreement and do not revoke this Separation Agreement, the Company will:

         (a) Payment of COBRA Premiums. If you properly and timely elect COBRA coverage, pay Your COBRA premium under the Company's major medical group health, dental and vision plan on a monthly basis through September 27, 2006;

         (b) Accelerated Option Vesting. Accelerate and immediately vest all of Your unvested options to acquire shares of the Company's common stock (the "Options"). As a result, You will be vested in a total of 93,333 shares as of the Separation Date. Your right to exercise the Options shall terminate sixty
                  (60) days following the Separation Date. Except as provided in this provision, the Options will continue to be governed by the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.; and

         (c) Severance and Vacation Payment. Pay You the sum of $275,000, (the "Severance Payment") which You acknowledge is Your current annual base salary. In addition, the Company will pay a lump sum amount of $26,442, which You acknowledge is in payment of Your earned and unused vacation (the "Vacation Payment"). The Severance Payment and the Vacation Payment will be made on the eight (8th) day following Your execution of this Separation Agreement.


--------------
(1) The term "Company" includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

The Severance Payment and Vacation Payment stated above will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company's various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company's obligations listed in sub-sections A(1)(a) - A(1)(c) above shall terminate immediately upon any breach by You of the Separation Agreement.

2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Separation Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of Your employment agreement dated May 4, 2004 (the "Employment Agreement"), claims arising by virtue of Your status as an officer or director of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, claims to restricted stock units, claims to the vesting of restricted stock units, commissions, attorneys' fees, or any other compensation.

You acknowledge and agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Separation Agreement. You further acknowledge and agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

Notwithstanding anything to the contrary in this Section A(2), the Parties acknowledge and agree that (a) this Separation Agreement does not waive Your right to (i) claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company's Articles of Incorporation, or the Company's By-laws, or (ii) claim or receive insurance coverage or be defended under any officers or directors insurance coverage which applies to officers and/or directors of the Company and which applies to You in Your capacity as a former officer of the Company and its subsidiaries; and (b) You do not waive any claims arising under this Separation Agreement.

3. ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. ("ADEA"), the Older Workers Benefit Protection Act, 29 U.S.C. Section 621 et seq. ("OWBPA"), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. Section 34-1-2, (the "Waiver"). You understand and agree that:

         (a) this Separation Agreement is written in a manner that You understand;

         (b) You do not release or waive rights or claims that may arise after You sign this Separation Agreement;

         (c) You waive rights and claims You may have had under the ADEA and the OWBPA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

         (d) You have been advised to consult with an attorney before signing this Separation Agreement;

         (e) You have 21 days (the "Offer Period") from receipt of this Separation Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Separation Agreement, whether material or immaterial, do not restart the running of the Offer Period;

         (f) You have 7 days after signing this Separation Agreement to revoke this Separation Agreement (the "Revocation Period"). If You revoke, the Separation Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Senior Vice President, General Counsel & Secretary, Daniel Ellis, at Lodgian, Inc., 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326, or his successor, within the Revocation Period; and

         (g) this Waiver will not become effective or enforceable until the Revocation Period has expired.

B.       YOUR ONGOING OBLIGATIONS

1. Resignation as Officer/Director. You will, at the same time You execute this Separation Agreement, resign from every officer position You hold with the Company or with the Company's subsidiaries on the Separation Date, if any, by executing a resignation letter to be prepared by the Company.

2. Post Termination Obligations. You acknowledge and agree that Your obligations pursuant to Section 7 and the provisions of Section 8 of Your Employment Agreement survive the termination of Your employment and each provision therein is expressly incorporated into this Separation Agreement. You acknowledge that the provisions contained in Section 7 of Your Employment Agreement are reasonable, enforceable, valid and necessary for the protection of the Company. You acknowledge that Your breach of any one of the provisions of
Section 7 of Your Employment Agreement would materially harm the Company. You acknowledge that should You breach or violate any one of the provision of
Section 7 of Your Employment Agreement that, in addition to all other remedies at law or in equity that the Company may have, that you shall immediately pay back the severance payment made to You pursuant to Section A.1.(c) of this Separation Agreement.

3. Cooperation. You agree to cooperate with the Company in any pending or future matters, including, but not limited to, any litigation, investigation or other dispute in which you have knowledge or information. The Company will pay You a reasonable fee for any time and expense incurred to comply with this provision.

C. GENERAL PROVISIONS

1. No Admission of Liability. This Separation Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Separation Agreement to reach a mutual agreement concerning Your separation from the Company.

2. Attorneys' Fees. In the event of litigation relating to this Separation Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

3. Waiver. The Company's failure to enforce any provision of this Separation Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Separation Agreement shall not act as a waiver of any other breach.

4. Severability. The provisions of this Separation Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

5. Governing Law. The laws of the State of Georgia shall govern this Separation Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

6. Entire Agreement. This Separation Agreement constitutes the entire agreement between the Parties; provided, however, that Section 7 and 8 of the Employment Agreement are incorporated by reference, shall remain in full force and effect, and shall survive the termination of the Employment Agreement and the cessation of Your employment. This Separation Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Separation Agreement does not supersede Your post-termination obligations contained in Section 7 of the Employment Agreement. Other than this Separation Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Separation Agreement.

7. Amendments. This Separation Agreement may not be amended or modified except in writing signed by both Parties.

8. Consent to Jurisdiction. You agree that any claim arising out of or relating to this Separation Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive
(i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

9. Successors and Assigns. This Separation Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

10. Voluntary Agreement. You acknowledge the validity of this Separation Agreement and represent that You have the legal capacity to enter into this Separation Agreement. You acknowledge that You have carefully read this Separation Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

If the terms set forth in this Separation Agreement are acceptable, please sign below and return the signed original to me on or before October 26, 2005. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to the separation benefits stated above.


                                                 Sincerely,


                                                 Daniel Ellis
                                                 Senior Vice President, General
                                                 Counsel & Secretary



I acknowledge the validity of this Separation Agreement and represent that I have the legal capacity to enter into this Separation Agreement. I have carefully read the Separation Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.


s/ Michael W. Amaral                                 10/6/05
----------------------                               --------------------------
Michael W. Amaral                                    Date



LODGIAN, INC.



s/ Daniel E. Ellis
                                                     10/11/05
-------------------------------                      --------------------------
by: Daniel E. Ellis                                  Date
Its: Senior Vice President, General Counsel
& Secretary